Exhibit 10

                            BINGHAM, DANA & GOULD LLP
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726


                                 March 31, 1997


The Highland Family of Funds
Two Portland Square
Portland, Maine  04101

Ladies and Gentlemen:

         We have acted as counsel to The Highland Family of Funds, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing of the Trust's initial Registration Statement on Form N-1A and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on October 16, 1996 and March 31, 1997, respectively (as amended, the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest ($0.0001 par value) (the "Shares") of the separate series of the Trust designated as Highland Growth Fund and Highland Aggressive Growth Fund (collectively, the "Funds").

         In connection with this opinion, we have examined the following described documents:

         (a)  the Registration Statement;

         (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

         (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

         (d) a Certificate executed by Robert Lamb III, President of the Trust, certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of the Shares.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Funds may under certain circumstances be held personally liable for the Trust's obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           Bingham, Dana & Gould LLP

                                           BINGHAM, DANA & GOULD LLP